Exhibit 99

Carroll C. Markley, Chairman & CEO

Janet A. Valentine, Chief Financial Officer

Millennium Bankshares Corporation

Phone:  703-467-3477

Fax:  703-464-7974

ir@mbankshares.com

FOR IMMEDIATE RELEASE:

MILLENNIUM BANKSHARES CORPORATION ANNOUNCES

SECOND QUARTER 2003 RESULTS

Reston, VA – July 17, 2003 – Millennium Bankshares Corporation (Millennium) (Nasdaq: MBVA) is pleased to report its second quarter 2003 financial results for the period ended June 30, 2003.

Millennium’s second quarter of operations for 2003 resulted in net income of $202,000 as compared to a net loss of $437,000 for the same period in 2002.  The earnings improvement has resulted from the restructuring of the organization and streamlining of processes & procedures as disclosed in our prior quarters.  For the second quarter of 2003, basic and fully diluted earnings per common share were $0.06 and $0.05, respectively, as compared to a loss of $0.12 for the three-month period ending June 30, 2002 for both basic and diluted common shares.  Year-to-date earnings were $607,000, or $0.17 and $0.16 per basic and diluted share, respectively.

Total assets were $315.9 million as of June 30, 2003 compared to total assets of $306.3 million at December 31, 2002.  Net loans decreased to $216.0 million as of June 30, 2003 compared to $239.1 million at year-end 2002, primarily as a result of a planned reduction in loans held-for-sale.   Millennium experienced an increase in total deposits to $273.0 million at June 30, 2003 from $258.5 million at December 31, 2002.  Return on average assets for the six-month period ended June 30, 2003 was 0.39%.

“The second quarter of 2003 has allowed us the opportunity to lay the necessary ground work to facilitate additional loan expansion in the second half of 2003 to achieve this year’s asset growth and profitability objectives,” stated Carroll C. Markley, Chairman & CEO of Millennium Bankshares Corporation.  Additionally he remarked that, “Earnings were suppressed in the second quarter due to the resolution of a legal case in California and payment of the legal costs associated with that case.”

Millennium Bankshares Corporation

2003 Second Quarter Earnings Release

As previously announced, Millennium will hold a conference call today, Thursday, July 17, 2003 at 11:00 a.m. EDT to discuss its second quarter results for the period ended June 30, 2003.  Interested parties can participate either by webcast by visiting Millennium’s web site (www.mbankshares.com) or via telephone.  U.S. callers please dial 800-901-5213.  Callers outside of the U.S. please dial 617-786-2962.  Both numbers will use the passcode 10480663.

Millennium cautions readers that the statements contained in this press release with respect to Millennium’s future business plans, operations, opportunities or prospects, including any factors that may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

More information on Millennium Bankshares Corporation, including financial highlights as of June 30, 2003 can be found online at http://www.mbankshares.com or obtained by phoning Millennium at 703-467-3477.

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